Exhibit 99.2

CATALINA MARKETING CORPORATION
FISCAL YEAR 2004
FISCAL 05, QUARTER 2 10-Q FILING CONFERENCE CALL– CEO SCRIPT
November 4, 2004

I. Operator

Good morning, ladies and gentlemen and welcome to the Catalina Marketing Corporation conference call to review the results of the second quarter of fiscal 2005. At this time, all lines are on a listen only mode. Later we will conduct our question and answer session and instructions will follow at that time. Should anyone require operator assistance during this conference, please press the star and zero keys on your touch-tone telephone. As a reminder ladies and gentlemen this conference is being recorded. Now I’d like to turn the call over to Mr. Dick Buell, chief executive officer of Catalina Marketing Corporation. Mr. Buell, please go ahead.

II. Dick Buell:

Good morning. Thank you for joining us for today’s discussion on Catalina Marketing’s second quarter of fiscal 2005.

I’m Dick Buell, CEO of Catalina Marketing and today I am joined by Chris Wolf, Catalina’s executive vice president and CFO and Joanne Freiberger, vice president of finance. Prior to beginning our call, I need to share our safe harbor language with you.

Certain statements included on our call today will be forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers and retailers, government and regulatory statutes, rules, regulations and policies, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the success of new services and businesses and the pace of their implementation, the company’s ability to maintain favorable client relationships, the outcome and impact of an ongoing SEC investigation into certain of the company’s prior fiscal years, and the outcome and impact of the pending shareholder class action and derivative lawsuits.

In today’s conference call we will discuss several items including

•	the company’s second quarter results;

•	the company’s long-term outlook;

•	and actions taken towards achieving executional priorities.

We will begin with Chris Wolf reviewing the second quarter numbers and our financial perspective, Chris.

III. Chris Wolf

          Thank you, Dick.

Before I begin my review of the second quarter and year-to-date results, I’d like to remind everyone that, in addition to the press release distributed earlier this morning, the company plans to file the September 30, 2004 Form 10-Q with the Securities and Exchange Commission next week. I encourage all of you to read that document when it is filed. Also, in addition to the results as measured by Accounting Principles Generally Accepted in the United States (or GAAP), I will also provide you with Pro Forma non-GAAP results. The pro forma non-GAAP financial information includes the results of the company’s ongoing business operations and, as such it excludes:

1.	The financial results of the business units actually divested (Direct Marketing Services and Japan Billboard) and the remaining unit targeted for divestiture by the company (Catalina Market Research Solutions or “Research Solutions”) and,

2.	The effect of a one-time deferral of revenues in CHR, resulting from the prior years’ revenue recognition adjustments reflected in fiscal year 2004.

I will begin my review of the quarter and year-to-date results by looking at revenues.

For the second quarter of fiscal year 2005, consolidated revenues were $103.7 million compared to Q2 Fiscal Year 2004 revenues of $107.7 million, a decrease of 3.7%. For the six months ended September 30, 2004, consolidated revenues were $200.5 million, an increase of 3.2%, over revenues of $194.3 million for the six month comparable period last year.

On a pro forma, non-GAAP basis, Q2 consolidated revenues increased by 2.0%, from $100.3 million in fiscal 2004 to $102.4 million in fiscal 2005. The consolidated pro forma non-GAAP revenues for the six months ended September 30, 2004 were $197.8 million, an increase of 8.6% over $182.1 million for the comparable prior year period.

Now for a review of the operating unit revenues.

Catalina Marketing Services (or CMS) reported second quarter revenues of $66.1 million, a 7.5% decline from $71.4 million during the comparable period last year. CMS revenues were affected by the first full quarter impact of the significant pull back of a large manufacturer client, previously disclosed, and the disposition of the loyalty card business at the end of fiscal year 2004. This decrease was partially offset by an increase in print volume which included the roll-out of the new Catalina Category Marketing (CCM) product.

For the first six months of fiscal 2005, CMS revenues were $129.5 million compared to revenues of $131.0 million in the first half of fiscal 2004.

Moving to Health Resource

CHR revenues for Q2 of FISCAL YEAR 2005 were $19.2 million compared to $19.1 million in Q2 of Fiscal Year 2004. On a year-to-date basis, CHR revenues were $37.0 million compared to $33.6 million in revenues reported for the comparable period in fiscal 2004. On a pro forma, non-GAAP basis, CHR second quarter revenues increased $4.0 million, or 26.6% year-over-year, primarily due to a favorable shift in program mix to higher revenue generating types of programs. On a pro forma, non-GAAP basis, for the first six months of fiscal year 2005, revenues at CHR increased to $37.0 million from $28.6 million in fiscal 2004.

Catalina Marketing International (or CMI) revenues increased $3.3 million, or 23.9% year-over-year, mainly from an increase in the volume of promotions delivered and favorable foreign exchange rates. Excluding the impact of foreign exchange, CMI revenues increased 15.0%, with growth in all countries. For the six months ended September 30, 2004, CMI revenues were $31.1 million compared to revenues of $22.7 million in the first half of the prior year.

Now Turning to Cost and Expenses.

For the second quarter of fiscal year 2005, consolidated direct operating expenses were $32.7 million, a decline of 9.1% compared to the second quarter of the fiscal year 2004 total of $36.0 million. As a percentage of revenues, direct operating expenses declined to 31.5% in Q2 of fiscal year 2005 compared to 33.4% in the same period of fiscal year 2004.

The largest dollar decreases in consolidated direct operating expenses related to third-party costs and card operations, primarily attributable to the divestiture of the loyalty card business and a reduction of third party costs at CHR.

These cost reductions were partially offset by an increase in retailer fees in CMS. In addition, printer paper costs decreased in both the U.S. and Europe as a result of a paper cost reduction negotiated earlier in fiscal year 2005.

On a pro-forma, non-GAAP basis, direct operating expenses were $31.7 million, a decrease of 7.4% from the second quarter of fiscal year 2004 total of $34.3 million. As a percentage of revenues, pro forma non-GAAP direct operating expenses were 31.0% in the second quarter of fiscal year 2005 versus 34.2% in the corresponding prior year quarter.

Fiscal year 2005 second quarter consolidated selling, general and administrative (“SG&A”) expenses were $29.3 million, a decrease of 6.3%, or $2.0 million, compared to the second quarter of fiscal year 2004 SG&A expenses of $31.3 million. As a percentage of revenues, SG&A expenses in Q2 of fiscal year 2005 decreased to 28.3% of revenues from 29.1% of revenues in the quarter ended September 30, 2003.

          The largest dollar decreases were driven by lower sales force expenses and marketing costs. These decreases were partially offset by increased personnel and incentive compensation costs.

On a pro forma, non-GAAP basis, SG&A expenses were $28.5 million, a decrease of 4.7% from the second quarter of the fiscal year 2004 total of $29.9 million. As a percentage of revenues, pro forma non-GAAP SG&A expenses were 27.9% in the quarter ended September 30, 2004 versus 29.8% in the same period of last year.

Second quarter consolidated depreciation and amortization expense was $10.7 million, a 4.3% decrease from the second quarter of fiscal year 2004 expense of $11.2 million.

As we have disclosed earlier, the Company announced its intent to divest Direct Marketing Services (DMS), Japan Billboard and Research Solutions because they were deemed not to be strategically aligned with the Company’s current core competencies. During the second quarter of fiscal year 2005, the company completed the disposition of DMS and its Japan Billboard business, reporting a net gain of $3.5 million from the sale of these assets.

As discussed on the first quarter conference call, until all of these businesses are divested, the company indicated it would continue to test the remaining goodwill related to these operations for possible impairment in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” In addition, August is the company’s annual testing date for goodwill and other intangibles.

As such, the company tested the goodwill for all entities during the second quarter, including that of Research Solutions. Based on this testing, we recorded an additional goodwill impairment charge of $2.6 million, primarily due to a further decline in Research Solutions’ forecasted cash flows, reducing the remaining goodwill balance at Research Solutions to zero.

The company also recorded impairment charges of approximately $700 thousand at Research Solutions and Corporate because the estimated fair value of certain depreciable assets exceeded their carrying value.

Turning to Interest Expense and Taxes

Consolidated interest expense decreased to $151 thousand in the second quarter of fiscal year 2005 from $609 thousand in the same period last year primarily due to lower interest rates and lower average outstanding debt balances.

The consolidated provision for income taxes of $11.1 million recognized in the second quarter of fiscal 2005 decreased to 39.8% of pre-tax income from continuing operations compared to $12.5 million, or 43.0% of income recognized in the same period last year. The rate decrease was primarily due to the affect of lower foreign and state income tax rates.

Moving to the Net Income and Loss results.

For the three months ended September 30, 2004, consolidated net income was $20.3 million, or 39 cents per diluted share, compared to a net loss of $11.1 million, or 21 cents per diluted share for the comparable prior year period. As a percentage of revenues, consolidated net income was 19.6% in Q2 of fiscal 2005. On a year-to-date basis, net income was $31.2 million, or 15.6% of revenues, compared to a $6.8 million loss in the six months ended September 30, 2003.

Pro forma, non-GAAP net income for the second fiscal quarter of 2005 was $18.9 million, or 18.4% of revenues, compared to Q2 fiscal 2004 net income of $14.2 million, or 14.1% of revenues. Second quarter pro-forma, non-GAAP earnings were 36 cents and 27 cents per diluted share in fiscal 2005 and 2004, respectively. On a year-to-date basis, pro forma, non-GAAP net income was $32.2 million compared to $18.7 million last year. Six month pro-forma, non-GAAP earnings were 62 cents and 36 cents per diluted share in fiscal 2005 and 2004, respectively.

Turning to Cash Flow and Liquidity.

The cash balance at September 30, 2004 was $97.3 million compared to $71.5 million at June 30, 2004.

During the three months ended September 30, 2004, the Company generated cash flow from operating activities of $40.6 million, compared to cash generated from operating activities in fiscal 2004 of $37.2 million. For the six months, operating cash flow was $42.5 million versus $54.4 million last year.

Capital expenditures during the quarter were $4.0 million compared to $6.5 million for the second quarter of the prior year. The primary variance is attributable to fewer store installations in the current fiscal year. On a year-to-date basis, capital spending was $6.2 million as compared to $16.1 million for the first six months of fiscal 2004.

With regard to debt and capital requirements.

During the second fiscal quarter, the company purchased its corporate headquarters located here in St. Petersburg, and terminated the related lease financing agreement that it had entered into in 1999. The purchase price of the building was $30.5 million and, in effect, was paid with a $30.0 million draw down from the Company’s new credit facility. During the quarter, the Company also drew $32 million on its new multi-currency credit facility to retire the amount outstanding under the former Japanese facility.

As of September 30, 2004, $62.7 million was outstanding under the $125 million credit facility. The company remains in compliance with all financial covenants related to all of its credit facilities.

On September 1, 2004, the company announced that the Board of Directors declared an annual cash dividend to common stockholders of $0.30 per share. The dividend was funded on September 30, 2004 for payment to stockholders on October 1, 2004, resulting in a use of cash of $15.6 million.

And finally,

Catalina’s board of directors authorized $100 million of funds to be available for the repurchase of the company’s common stock. This authorization replaced the $44 million unused portion of the $100 million repurchase program authorized by the board in July 2002. As of September 30, 2004, the company had not yet repurchased any of its stock during the fiscal year.

I know that this is a lot of information to absorb in this format, and, again, I encourage all of you to read the 10-Q, which is scheduled to be filed early next week. With that, I would like to turn the call back over to Dick Buell.

IV. DICK BUELL:

Thank you, Chris. I would now like to share our comments regarding the second quarter business and financial results.

Catalina Marketing’s strategic direction, executional priorities and growth strategy have been identified and established. Not only have these business drivers been well-defined, but specific and certain actions have been taken to support the company’s commitment to long-term sales growth and profitability. We are already seeing positive progress and results.

Over the last few months, Catalina’s management has been realigning divisions to the company’s strategic direction and the key assets that create our differentiated marketing solutions and programs. Progress has been made to eliminate the businesses that did not support that strategic direction. Divestments included the Card Services business, the Japanese billboard business, Direct Mail Marketing Services and Research Solutions. Three out of four of the planned divestitures are now complete and we are close to resolution on Research Solutions.

In addition, the creation of a new business development group is underway. This new department is responsible for the exploration of fresh, innovative opportunities for the organization that leverage the company’s current strategic assets (1) our network of manufacturer sponsors, (2) retail channel partners, and (3) proprietary solutions powered by intellectual property. Much of the anticipated long-term growth will emerge from the work created within this group.

Finally, Catalina Marketing is in a financial position of strength.

•	Retail and manufacturer contract negotiation results are favorable;

•	the company’s cash flow is strong;

•	and, as Chris mentioned, on a pro-forma basis, all business units are exceeding the prior year’s second quarter profit performance.

The company’s executional priorities developing new, innovative marketing solutions controlling costs and developing people, are at the forefront of everyone’s mind.

In the way of new, innovative solutions, Catalina Health Resource has secured ten new pilots to test its latest analytical enhancement developed to improve patient-level prescription compliance and persistence. Further details will be forthcoming in the months to come. Catalina Category Marketing is continuing to gain momentum with 42 signed contracts. And now, Catalina Marketing Services has also secured nine new advertising tests on the Catalina printer system.

Controlling cost is becoming a core characteristic of Catalina’s culture. Several million dollars in costs have been eliminated across the corporation as a result of numerous ideas submitted by employees. These cost-saving solutions encompass areas such as store system file communications, efficient use of supplies, inventory management improvements and savings-conscious employee communication and expense measures.

Developing people is a top priority for Catalina Marketing. Recently, an employee survey was conducted to better understand the issues and opportunities of our employees. Those results are being evaluated and steps are being taken to address topics raised. It is important that Catalina Marketing be a competitive and attractive employer. Therefore, management is conducting a comprehensive compensation study to ensure compensation, benefits and employee support programs are reflective of the company’s goals.

Each of these initiatives support the company’s winning strategy, which is “to be the dominant provider of behavior-based marketing solutions wherever and whenever packaged goods and healthcare products are sold.”

Now, I’d like to discuss a series of specific successes the corporation and divisions have produced as a result of the organization’s clear focus and dedication to build a successful Catalina Marketing.

o	From a financial perspective, Catalina Marketing has had several successes.

o	The company is now up to date on all its financial filings;

o	It recently increased its share repurchase authorization;

o	And, a dividend was declared and paid for the first time.

o	Strategically, all 3 core businesses are solid.

o	We have a well-defined business strategy;

o	And, a long-term growth plan is in place.

o	Through the end of the second quarter, business and market results are exceeding our plan and prior year.

Now, let’s take a look at each business unit.

As mentioned, Catalina Marketing Services, comprised of the manufacturer and retail sales, continues to deliver above-expectation results by leveraging new products like Catalina Category Marketing, CCM. Forty-two pilot programs have been or are preparing to be executed in the marketplace, and the retail team has secured more than 25 endorsement letters from retailers encouraging manufacturers to use the innovative solution. This is an exciting program for all of our constituents. Manufacturers are enjoying increased volume movement. CCM is driving multiple trips back to participating retailers and consumers are putting dollars back into their pockets.

The concept of using the network as an advertising vehicle is currently being tested and has already delivered great results with 9 new pilots underway. The advertising application is yet another example of an innovative solution our sales team can offer to clients.

Finally, several major successes for this team were created with the signing of several key consumer packaged goods contracts. Retail contract negotiations are also producing positive results. Catalina Marketing Services continues to work to deliver high-value programs to its clients. The financial results for this division reflect its progress. Even with significant pullback by a large manufacturer client and the disposition of the loyalty card business, CMS’ profit level remained even with the prior year quarter at $18.9 million.

Catalina Health Resource is making headway of its own with positive contract negotiations concluding. Currently, more than 80 percent of the CHR retail network is contracted for the next two years. In addition, a new government initiative is underway designed to support future growth and increase the divisions overall revenue and profit. Furthermore, Catalina Health Resource is exploring ways to acquire DTC media budget dollars. To date, a conceptual media model has been developed and road tests are emerging. CHR is energized about the future potential growth each of these initiatives can deliver.

We are pleased with the financial performance of this division to date. On a pro-forma non-GAAP basis, CHR’s revenues increased to $19.2 million in the current second quarter, compared to $15.2 million in the same period last year. CHR’s net income, from a pro-forma, non-GAAP perspective, was $2.8 million compared to a $100,000 loss in fiscal 04’s second quarter.

Catalina Marketing International is in its third year of double-digit revenue growth.

•	France continues to develop existing and new, large retailers. Also, the addition of the checkout direct product capability is expected to drive future revenue.

•	Italy has experienced a nearly 50 percent increase in network volume during fiscal 2005 with over 600 participating stores.

•	The UK successfully rolled-out to a major chain and a number of new pilots are being pursued.

•	Germany, CMI’s most recent global expansion, now has 3 retail pilots in the works and 30 categories have been sold.

•	Finally, Japan currently has nearly 1,100 participating retail stores and checkout direct is in a pilot format.

Collectively, the international division is producing solid results.

CMI’s financial results mirror this positive progress. Revenues for the current second quarter increased to $16.9 million, compared with $13.6 million in the same period last year. Net income was $2.1 million this quarter in comparison to the $1.1 million reported for the second quarter of fiscal 2004.

Across the core businesses, Marketing Services, Health Resource, and International, we are pleased and encouraged with the overall strategic progress and financial performance.

Now, let’s open the lines to questions.

     V. Dick Buell Opens Q&A

Select summary of Q&A:

[Alexia Quadrani, a Bear Stearns analyst, asked a question with regard to the revenue impact of the large manufacturer client that had pulled back its business.

Chris Wolf answered that the company does not disclose the exact amount, but recognized that the amount is substantial, multiple millions of dollars, some of which was made up with other business.

Alexia Quadrani asked a question with regard to the increase in retail fees in the quarter.

Chris Wolf answered that the increase was just north of a half million dollars and was primarily a result of changes with some retailers that the company used to compensate with the Catalina Marketing Fund and is now using a fee payment.

Alexia Quadrani asked why the company did not buy any stock back during the quarter.

Chris Wolf answered that the company looks at a multitude of items when making these decisions and must wait for a safe trading window prior to purchasing shares.

Troy Mastin, a William Blair analyst, asked whether there was any reason that the company would not return to its normal seasonal EPS patterns.

Chris Wolf answered that the seasonal patterns are relatively the same, with the distinction of the impact from the pull back by the large manufacturer client that will continue to impact the second half of the fiscal year.

Troy Mastin also asked whether the company would be providing an update to its EPS guidance.

Dick Buell reiterated that the company would not be providing guidance. In addition, Mr. Buell indicated that as we look at the gap created by the pull back of the significant client there are still meaningful hurdles and challenges that the company will face in the second half of the fiscal year.

Mark Bacurin of Robert W. Baird, asked how much of the 7.5% decline in the CMS segment was due to the sale of the loyalty card business.

Mr. Wolf answered that approximately $2 million of the decline in the revenues in the second quarter was a result of the sale of the loyalty card business.

Fred Searby, of JP Morgan, asked whether the impact of the large manufacturer client will be as pronounced in Q3 & Q4 as it was in the first half.

Mr. Buell answered that the overall gap is fairly well spread between the first and second half of the year, with the decline slightly higher in the second half. He reiterated that there were still hurdles and challenges that need to be overcome to get back to the overall comparable performance in the prior year.

Todd Van Fleet, of First Analysis, asked what the overall tax rate and capex levels are expected to be for the fiscal year.

Mr. Wolf answered that the overall tax rate will likely be around 38.5% and that due to some timing on projects in the second half capex could come in around the mid $20 million’s as compared to the $30 million originally projected. ]

Phone questions end.

VI. Operator

          Mr. Buell, we have concluded the allotted time for this call. I’d like to turn the conference back over to you.

VII. Dick Buell Close

During the last seven months, our management team has assessed the situation, created a roadmap and realigned resources to build sales growth and profitability. These actions are already generating success. All of this reflects the new direction where Catalina Marketing is headed.

Chris Wolf and Joanne Freiberger will be available throughout the day to help answer any additional questions you might have. Thank you for joining us today, and I look forward to speaking with you again soon.

VIII. Operator

          That concludes today’s conference call. Thank you everyone for your participation.

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